EXHIBIT 99.1

Concur Technologies Announces Record Revenue and Earnings for Fourth Quarter Fiscal Year 2005

Company Posts 31% Year-Over-Year Subscription Revenue Growth

REDMOND, Wash., November 9, 2005 - Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of business services that automate Corporate Expense Management, today reported financial results for its fourth quarter and fiscal year ended September 30, 2005.

Concur reported total revenue for the fourth quarter of fiscal 2005 of $19.6 million, which was driven by 31% year-over-year growth in subscription revenue. Total revenue for the quarter was up 27% from the year-ago quarter and up 5% from the prior quarter. Fiscal 2005 fourth quarter net income was $2.1 million, or $0.06 per share, which was $0.01 per share higher than the company expected. This compares to net income of $0.6 million, or $0.02 per share in the year-ago quarter and net income of $1.7 million, or $0.05 per share in the prior quarter.

“The fourth quarter was the strongest quarter in our history. Total revenue, subscription revenue, annual recurring revenue, operating margin and earnings reached record levels,” said Steve Singh, chairman and CEO of Concur Technologies. “We were very pleased with our performance in fiscal 2005 as total revenue grew 27% and earnings per share grew 150%. We are reaffirming our guidance for fiscal 2006 as demand for our services continues to grow. We expect subscription revenue to grow more than 30% and operating margin to nearly double to 13%.”

Singh continued, “Last quarter, IDC named Concur one of the top five global on-demand software providers, recognizing the delivery and business model that is at the heart of our success. On-demand companies like Concur are at the center of a customer-driven shift that is changing the very nature of the software industry. We are the clear leader in what we believe can be a multi-billion dollar Corporate Expense Management market. As we look to drive even stronger top line growth, we will continue to invest against our core initiatives around distribution, operational excellence and new services.”

Financial Highlights

•	Total revenue was $19.6 million for the fourth quarter of fiscal 2005, up 27% compared to the year-ago quarter and up 5% sequentially.

•	Net income was $2.1 million, or $0.06 per share for the fourth quarter of fiscal 2005, up 270% compared to the year-ago quarter and up 24% sequentially.

•	Annual Recurring Revenue reported in the fourth quarter of fiscal 2005 was $6.7 million, up 68% compared to the year-ago quarter and up 29% sequentially.

•	Deferred revenue was $20.5 million for the fourth quarter of fiscal 2005, up 24% compared to the year-ago quarter and up 4% sequentially.

•	Cash flows from operations were $2.2 million for the fourth quarter of fiscal 2005, up 101% from the year-ago quarter.

•	Operating margin was 11% for the fourth quarter of fiscal 2005, up from 3% for the year-ago quarter and up from 9% sequentially.

•	Total revenue was $71.8 million for fiscal 2005, up 27% compared to fiscal 2004.

•	Net income was $5.4 million, or $0.15 per share for fiscal 2005, up 164% compared to fiscal 2004.

Recent Business Highlights

•	Concur signed contracts with new and existing customers, including 180solutions, Air Liquide, American Eurocopter, Danfoss, Henry A. Petter Supply Company, Jet Propulsion Laboratory,

John Crane Inc., Reg Vardy, Regal-Beloit Corporation, RightNow Technologies, Inc., SSA Marine, U.C. Davis, Westinghouse and Worldspan.

•	Concur was named among the top five worldwide software on-demand vendors by IDC, the premier global provider of market intelligence, advisory services, and events.

•	For the fifth consecutive year, Concur was named to Deloitte & Touche’s prestigious Technology Fast 50 Program for Washington State, a ranking of the 50 fastest growing technology companies in the area by Deloitte & Touche LLP.

•	Concur announced the addition of Jeff Seely, chairman and CEO of ShareBuilder Corporation and ShareBuilder Securities Corporation, to the Board of Directors.

•	Concur announced the promotion of Rajeev Singh to president and chief operating officer, and Kyle Sugamele to chief legal officer.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

•	Concur expects total revenue to be $19.0 million for the first quarter of fiscal 2006, and $85.0 million for fiscal 2006.

•	Concur expects earnings per share for the first quarter of fiscal 2006 and for fiscal 2006 to be as follows:

•	For periods after September 30, 2005, Concur provides non-GAAP net income that excludes both amortization of intangible assets and charges for share-based payments pursuant to Statement of Financial Accounting Standard No. 123(R), Accounting For Share-Based Payments. FAS 123(R) requires companies to expense the fair value of grants made under stock option plans over the vesting period of the options.

•	Concur expects non-GAAP earnings per share to be $0.02 for the first quarter of fiscal 2006 and $0.33 for fiscal 2006.

•	Non-GAAP earnings per share for the first quarter of fiscal 2006 and fiscal 2006 exclude non-cash expenses of ($0.01) and ($0.03) per share for the amortization of intangible assets, and ($0.03) and ($0.15) per share from the adoption of FAS 123(R), respectively.

•	Concur expects GAAP earnings per share to be a loss of ($0.02) for the first quarter of fiscal 2006 and earnings of $0.15 for fiscal 2006.

•	Concur expects Annual Recurring Revenue to be $25 million for fiscal 2006.

About Concur Technologies, Inc.

Concur Technologies, Inc. is the world’s leading provider of business services that automate Corporate Expense Management. Concur’s solutions are trusted by thousands of companies worldwide and feature the flagship Concur Expense Service. This comprehensive Web-based service manages travel and entertainment expenses and includes Concur Imaging Service to eliminate the hassle of managing paper receipts and Concur Analysis Service for turning raw expense data into valuable business intelligence. Together, these solutions provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

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All company or product names are trademarks and/or registered trademarks of their respective owner.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh and the statements in the Business Outlook section, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability of the hosting infrastructure for our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; the lengthy sales cycle for our products and services; and uncertain market acceptance of recently-introduced or future products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

Press Contact:

Jeff Pecor, Barokas Public Relations, 206-264-8220, jeff@barokas.com

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2005	2004	2005	2004
Revenues:
Subscription	$14,392	$11,005	$53,011	$40,244
Consulting & Other	5,231	4,455	18,820	16,306

Total revenues	19,623	15,460	71,831	56,550
Expenses:
Cost of operations	7,537	6,560	28,450	23,264
Sales and marketing	4,613	3,834	17,484	14,329
Systems development and programming	2,287	2,112	9,336	8,773
General and administrative	2,797	2,150	10,319	7,295
Amortization of intangible asset	285	285	1,140	1,140

Total expenses	17,519	14,941	66,729	54,801
Income from operations	2,105	519	5,102	1,749
Other income, net	33	59	264	286

Net income	$2,138	$578	$5,366	$2,035

Net income per share
Basic	$0.06	$0.02	$0.16	$0.06
Diluted	$0.06	$0.02	$0.15	$0.06
Weighted shares outstanding
Basic	33,012	32,913	32,906	32,595
Diluted	36,443	36,828	36,348	36,815
Non-GAAP Results
Non-GAAP net income, which excludes terminated acquisition costs and amortization of intangible asset	$2,423	$863	$6,791	$3,175
Non-GAAP net income per share, which excludes terminated acquisition costs and amortization of intangible asset
Basic	$0.07	$0.03	$0.21	$0.10
Diluted	$0.07	$0.02	$0.19	$0.09
Shares used in calculation of basic and diluted non-GAAP net income per share
Basic	33,012	32,913	32,906	32,595
Diluted	36,443	36,828	36,348	36,815

The non-GAAP results for the periods presented above are for informational purposes only and are not prepared in accordance with accounting principles generally accepted in the United States. This non-GAAP information presents our operating results after excluding $285 thousand in costs related to the acquisition of another company that Concur evaluated and chose not to pursue, all recorded in the first quarter of fiscal 2005, and non-cash amortization expense of the intangible asset relating to our acquisition of Captura Software, Inc., which totaled $285 thousand in each of the three month periods, and $1,140 thousand in each of the twelve month periods presented.

CONCUR TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(Unaudited)

	Sept 30, 2005	Sept 30, 2004
ASSETS
Current assets
Cash and cash equivalents	$16,202	$23,735
Accounts receivable, net	12,374	10,277
Prepaid expenses	1,386	1,127
Other current assets	3,527	2,325

Total current assets	33,489	37,464
Property and equipment, net	15,022	5,003
Restricted cash	500	550
Intangible assets, net of amortization	2,090	3,230
Goodwill relating to acquisition	3,704	3,704
Other assets	5,846	2,948

Total assets	$60,651	$52,899

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,216	$5,909
Current portion of long-term obligations	145	252
Current portion of deferred revenues	13,297	11,576

Total current liabilities	19,658	17,737
Long-term obligations, net of current	3,050	—
Long-term deferred revenues, net of current	7,251	5,017

Total liabilities	29,959	22,754

Stockholders’ equity
Common stock and additional paid-in capital, $0.001 par value:
Authorized – 60,000; Issued and outstanding – 33,216 and 32,981 at September 30, 2005 and September 30, 2004 respectively	235,058	239,811
Accumulated other comprehensive income	27	93
Accumulated deficit	(204,393)	(209,759)

Total stockholders’ equity	30,692	30,145

Total liabilities and stockholders’ equity	$60,651	$52,899

CONCUR TECHNOLOGIES, INC

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended Sept 30,		Twelve months ended Sept 30,
	2005	2004	2005	2004
Operating activities
Net income	$2,138	$578	$5,366	$2,035
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible asset	285	285	1,140	1,140
Depreciation	824	546	2,899	1,890
Leasehold improvements received from a lessor	—	—	3,200	—
Provision for allowance for accounts receivable	358	350	804	781
Changes in operating assets and liabilities:
Accounts receivable	(1,076)	(1,157)	(2,929)	(3,176)
Prepaid expenses, deposits, and other assets	(1,522)	(1,307)	(4,356)	(2,841)
Accounts payable	(1,411)	439	(356)	764
Accrued liabilities	1,839	481	591	575
Deferred revenues	793	892	3,964	4,663

Net cash provided by operating activities	2,228	1,107	10,323	5,831
Investing activities
Acquisition of leasehold improvements	—	—	(3,200)	—
Decrease in restricted cash balances	—	—	50	—
Purchases of property and equipment	(2,023)	(1,345)	(9,721)	(5,554)

Net cash (used in) investing activities	(2,023)	(1,345)	(12,871)	(5,554)
Financing activities
Proceeds from issuance of common stock from exercise of stock options	1,075	257	2,481	1,654
Proceeds from issuance of common stock from employee stock purchase plan	207	—	1,753	755
Payments on re-purchase of company stock	—	—	(8,987)	—
Proceeds from borrowings	—	—	—	289
Payments on borrowings and capital leases	—	(235)	(205)	(959)

Net cash provided by / (used by) financing activities	1,282	22	(4,958)	1,739
Effect of foreign currency exchange rates on cash and cash equivalents	(53)	1	(27)	112

Net increase/(decrease) in cash and cash equivalents	1,434	(215)	(7,533)	2,128
Cash and cash equivalents at beginning of period	14,768	23,950	23,735	21,607

Cash and cash equivalents at end of period	$16,202	$23,735	$16,202	$23,735